Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We agree to the inclusion in this Offering Statement of our report dated September 3, 2024, except for the effects of the restatement discussed in Note 2 and Note 16 to the consolidated financial statements, as to which the date is December 13, 2024, on our audit of the consolidated financial statements of Newsmax Media, Inc.

/s/ BDO USA, P.C.

Miami, Florida

March 6, 2025